EXHIBIT H

H    Form of Notice

     1.   News Digest

     ALLEGHENY ENERGY, INC., ET AL. A notice has been issued giving interested persons until December __, 2000, to request a hearing on a proposal by The Potomac Edison Company a wholly owned public utility electric subsidiary of Allegheny Energy, Inc., a registered public utility holding company, to enter into a leaseback agreement with Allegheny Energy Supply Company, LLC, a wholly owned non-utility subsidiary of Allegheny Energy, Inc. (Rel. 35-27____).

     2.   Notice

Allegheny Energy, Inc. et al. (70-1______)

     Allegheny  Energy,  Inc. ("Allegheny"), a registered  holding company, and Allegheny Energy Service Company, a service subsidiary of Allegheny, and the Potomac Edison Company ("Potomac Edison"), a wholly owned public utility electric subsidiary of Allegheny, all located at 10435 Downsville Pike, Hagerstown, MD 21740-1766, and Allegheny Energy Supply Company, LLC ("Genco"), a wholly owned non-utility subsidiary of Allegheny located at R.R. 12, P.O. Box 1000, Roseytown, Pennsylvania 15601, (collectively, "Applicants"), have filed a post effective amendment to an application-declaration under sections 9(a), 10 and 12(b) of the Act and rule 54 under the Act.

     In Holding Company Act Release No. 27205, Order Authorizing Formation of Subsidiary Companies; Transfer of Assets and Liabilities to Associate Generation Company; Issuance of Notes; Payment of Dividends; Intrasystem Service Agreements; Reservation of Jurisdiction (July 31, 2000) ("Transfer Order") the Commission authorized Potomac Edison to transfer its undivided ownership interests in certain jointly held generating facilities, certain wholly owned generating facilities, related fixed assets, other interests, and certain generating related liabilities to Allegheny's wholly owned generation company - Genco. Pursuant to the terms and conditions set forth above, Potomac and Genco now propose to enter into a leaseback agreement to resolve state regulatory concerns related to taxation of generation and distribution.

     Potomac  Edison  holds  undivided  ownership  interests   in:
electric  generating  stations  ("Generating  Assets").<F1> Potomac
Edison's  undivided  ownership  interests  in  Generating   Assets
consist  of:  a  25%  interest in the Fort  Martin  Power  station located in Maidsville, West Virginia; a 33% interest in the Albright Power Station located in Albright, West Virginia; a
32.76%   interest  in  the  Harrison  Power  Station  located   in
Shinnston, West Virginia; a 20% interest in the Hatfield's Ferry Power Station located in Masontown, Pennsylvania; a 30% interest in the Pleasants Power Station, located in Saint Mary's, West Virginia; a 100% interest in the R. Paul Smith Station and R. Paul

_______________________________
<F1> The  term "Generating Assets" does not include Potomac Edison's
100% interest in the Luray, Newport, Shenandoah, and Warren hydroelectric generating stations located in Virginia ("Virginia Hydros") or the Riverton property, which together represent less than 1% of the total net book value.

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Smith Ash Basin both located in Williamsport, Maryland; and a 100%
interest in the Millville, Dam #4 and Dam #5 hydro stations in located in West Virginia.<F2>

      Potomac Edison and Genco propose to enter into a leaseback agreement to allow Potomac Edison to offset its 29% West Virginia distribution tax base and to comply with the requirements of the West Virginia State Tax Department to eliminate the potential for the imposition of a $380,000 per month distribution tax on both Potomac Edison and Genco. The amounts payable by Potomac Edison under the lease described in this section will be computed in accordance with Rules 90 and 91 under the Act and other applicable rules and regulations. During the lease, Genco will operate that portion of the Generating Assets leased to Potomac Edison pursuant to operating agreements previously approved by this Commission in Holding Company Act Release No. 27205.

     In section 11-13-1, West Virginia imposes two taxes upon corporations in the business of selling electricity in the state:
(1) a tax is imposed on businesses generating or producing electricity using generating units in the state that are leased or owned; and (2) a tax is imposed on businesses that sell electricity not generated or produced in the state. See West Virginia Code section 11-13-1(b)(1) and (2). Section 11-13-
1(b)(2) provides for a credit for any taxes paid on power generated or produced in state. As determined by the West Virginia Chief Administer for Revenue Operations [See Exhibit B-13], the leasing of generating capacity by Potomac Edison falls within the statutory requirement for generation that offsets distribution by an owner or lessor of the generating unit. Therefore, under the leaseback agreement, Potomac Edison as a seller can offset the tax imposed under Section 11-131-(b)(2). The leaseback agreement will eliminate the tax on Potomac Edison, allow Potomac Edison to fulfill its regulatory obligations in West Virginia, and allow the Allegheny system to avoid double taxation on the generation and distribution of energy in West Virginia and resulting in a monthly savings of $380,000.

<F2> The  jurisdictional allocation is calculated  as  follows,  for example using Maryland - the value of Potomac Edison's undivided interest in the Fort Martin Power Station would be calculated by multiplying the 56.34% Maryland allocation by the dollar value of Potomac Edison's 25% undivided interest in Fort Martin on June 30, 2000.

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